Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE (1)

Page

Information Relating to Provincial Debt

Debt of the Province	2 - 13

Consolidated Funded and Unfunded Debt of the Public Sector	14

Other Information

Canadian Foreign Exchange Rate and International Reserves	15

Trade Balance	16

(1)             Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

DEBT OF THE PROVINCE

Direct and Guaranteed Debt

The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency borrowings respecting payment of interest, principal and premium, if any, generally match those in the Province’s original borrowings.

Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency borrowing in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements.  The debt will eventually be allocated to either the provincial government or provincial government bodies.

Non-guaranteed debt includes debt of the British Columbia Assessment Authority, British Columbia Housing Management Commission, BC Immigrant Investment Fund Ltd., B.C. Pavilion Corporation, BC Transportation Financing Authority, BC Liquor Distribution Branch, Canadian Blood Services (Province’s share), Columbia Basin Trust, Columbia Basin Power  ( joint venture ), Community Living British Columbia, Community Social Service Employers’ Association, Creston Valley Wildlife Management Authority, Oil and Gas Commission, Provincial Rental Housing Corporation, Royal British Columbia Museum, School Districts, Universities, Colleges, and Health Authorities (SUCH sector).  At March 31, 2012, $3,932 million of this debt is classified as taxpayer supported and $654 million is classified as self-supporting.

Financial statements for 2011/12 show that the Province’s total net debt (excluding non-guaranteed debt of $4,586 million) increased by $4,320 million; debt for government purposes increased by $1,957 million and debt for government corporation and warehouse program purposes increased by $2,363 million.

DIRECT FUNDED DEBT(1)

As at March 31, 2012

	2010	2011	2012

Government Purposes (2)
Payable in:
Canadian Dollars	$19,166	$22,235	$20,900	(3)
United States Dollars	547	2,075	5,026	(4)
	19,713	$24,310	$25,926
Government Corporation Purposes
Canadian Dollars	13,135	17,360	19,531
United States Dollars	1,444	1,512	2,373	(5)
	14,579	18,871	21,904
Warehouse Borrowing Program Purposes
Canadian Dollars	—	—	—
United States Dollars	—	—	—
	—	—	—

Add/(Less) - Unrealized Foreign Exchange Gains/(Losses)	85	68	65
	34,377	43,250	47,895
Less - Unamortized Discount	(23)	15	(92)
	34,400	43,234	47,986
Less - Sinking Funds (2)	1,203	1,410	1,491
	33,197	41,825	46,495
Less - Amounts Held in Consolidated Revenue Fund	2	—	—

Net Direct Funded Debt	33,195	41,825	46,495

Less - Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Direct Funded Debt (net of warehouse assets)	$33,195	$41,825	$46,495

(1)          Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)          In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for government purposes and the related defeased trust funds are added to sinking fund investments.

(3)          Canadian dollar obligations include 700 million Swiss Francs was fully hedged to CAD$754 million; 527 million Hong Kong Dollars was fully hedged to CAD$84 million; and, 40 million Euro was fully hedged to CAD$56 million.

(4)          U.S. dollar obligations include US$4,889 million was fully hedged to CAD$5,026 million.

(5)          U.S. dollar obligations include US$2,115 million (CAD$2,373 million), of which US$1,888 million was fully hedged to CAD$2,147 million and US$227 million was unhedged (CAD$226 million).

CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2012

	Outstanding	Sinking Fund	Outstanding
	(Gross)	Investments	(Net)
		(in millions)

Direct Debt
Government Purposes (1)	$25,926	$243	$25,682
Government Corporation Purposes (2)	21,904	1,248	20,656
Warehouse Program Purposes	—	—	—
	47,830	1,491	46,339
Less - Unrealized Foreign Exchange Losses	-65	—	-65
Less - Unamortized Discounts	-92	—	-92
Less - Amounts held in the Consolidated Revenue Fund	0	—	0
Total Direct Debt	47,986	1,491	46,495

Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	—	—	—
Other	33	—	33
Total Guaranteed Debt	43	0	43

Less - Unamortized Discounts	—	—	—
- Provision for Probable Payout	—	—	0
	43	0	43

Non-Guaranteed Debt	3,680	—	3,680
Less - Unamortized Discounts	26		26
Total Non-Guaranteed Debt	3,654	—	3,654

Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	51,684	1,491	50,193

Less - Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$51,684	$1,491	$50,193

(1) In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2) Represents direct borrowing by the Province for relending to government corporations on identical terms

Note: Debt payable in foreign currencies is recorded at the relevant March 31, 2012 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded gross debt of the Province (Promissory Notes) on March 31, 2012 totalled $6,101 million .  This short term debt was comprised of $3,633 million in fiscal agency loans to government corporations and $2,468 million in loans for government. Further, all direct unfunded debt consisted of issues denominated in Cdn.

Financing

The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including the federal Canada Pension Plan Investment Board (the “Plan”).  Under the Plan, the Province and other provincial government bodies may refinance maturing Canada Pension Plan Investment Board debt with new debt equal to or less than the matured nominal amount.

The majority of British Columbia’s borrowing requirements are met through public domestic borrowings and Canada Pension Plan Investment Board loans.  During the 2 2011/12 fiscal year, the Province borrowed or refinanced $335 million from the Canada Pension Plan Investment Board.

Sinking Fund Management

Sinking funds are no longer established or maintained on new or existing debt issued for government capital financing purposes.   However, sinking funds do continue to be established and maintained relating to new or existing debt of the Province incurred to make loans to provincial government bodies.  Consequently, provincial government bodies (with the exception of the British Columbia Hydro and Power Authority and Transportation Investment Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

At March 31, 2012, the Province has $1.5 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government  bodies.  Assuming an earnings rate of 3.5% on existing sinking fund investments and without contributing additional sinking fund installments, the funded debt of the Province at maturity will be 3.5% funded by available sinking funds (see “Maturity Schedule of Direct Funded Debt” table below); it would be 14.6% funded based on assumed earnings of 5% on existing sinking fund balances and future sinking fund installments.

MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2012

(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
		Projected			Projected
	Gross	Sinking		Gross	Sinking
Fiscal	Debt	Fund	Net Debt	Debt	Fund	Net Debt
Year	Maturities	Values	Maturities(2)	Maturities	Values	Maturities(2)
	(millions of dollars)			(millions of dollars)

2013	$717	$3	$713	$—	$—	$—
2014	$2,034	$39	$1,996	$883	$60	$823
2015	$2,306	$26	$2,279	$—	$—	$—
2016	$189	$26	$163	$1,501	$300	$1,201
2017	$312	$—	$312	$1,443	$—	$1,443
	$5,558	$94	$5,464	$3,827	$360	$3,467

2017 - 22	$11,137	$1,396	$9,741	$743	$—	$743
2022 - 27	$3,831	$484	$3,348	$593	$167	$427
2027 - 32	$5,361	$995	$4,366	$—	$—	$—
2032 - 37	$703	$21	$681	$353	$66	$287
2037 - 42	$4,996	$1,333	$3,663	$—	$—	$—
2042 - 47	$3,770	$250	$3,520	$—	$—	$—
2047 - 52	$567	$92	$475	$—	$—	$—
2052 - 57	$130	$—	$130	$—	$—	$—
	$36,053	$4,664	$31,389	$5,516	$593	$4,923

(1) Debt payable in U.S. dollars is not translated into Canadian dollars.  Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

(2) Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2012.  The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2012

(Unaudited)

	Canadian Dollars			U.S. Dollars
		Projected			Projected
	Gross	Sinking		Gross	Sinking
Fiscal	Debt	Fund	Net Debt	Debt	Fund	Net Debt
Year	Maturities	Values	Maturities	Maturities	Values	Maturities
	(millions of dollars)			(millions of dollars)

2011	$—	$—	$—	$—	$—	$—
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
	—	—	—	—	—	—

2016 - 2020	—	—	—	—	—	—
2021 - 2025	10	—	10	—	—	—
2026 - 2030	—	—	—	—	—	—
2031 - 2035	—	—	—	—	—	—
Other(1)	56	—	56	—	—	—

	$66	$—	$66	$—	$—	$—

(1) Includes Province miscellaneous Guarantees.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2012

		Year of	Interest	Outstanding
Series	Date of Maturity	Issue	Rate	March 31, 2012	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt Issued by Province of British Columbia:

BCCD-13	December 18, 2012	2007	4.70	500	(2)
BCEC-19	April 24, 2013	2003	5.50	350	(1) (5)
BCCD-N	August 23, 2013	1993	8.50	1,100	(2)
BCCMTN-44	August 23, 2013	1995	9.60	60	(2)
BCCMTN-50	August 23, 2013	1995	9.25	65	(2)
BCCMTN-53	August 23, 2013	1995	8.50	360	(2)
BCCMTN-80	August 23, 2013	1999	5.75	100	(2)
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCD-17	June 18, 2014	2008	4.25	1,100	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCEC-20	April 28, 2016	2011	2.875	100	(1)(5)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-16	December 1, 2017	2007	4.70	500	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCD-21	December 18, 2018	2008	4.65	1,700	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-23	December 18, 2019	2009	4.10	1,600	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-24	December 18, 2020	2010	3.70	1,700	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCD-12	June 15, 2021	2007	4.80	330	(2)
BCCD-26	December 18, 2021	2011	3.25	1,750	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1) (5)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)
BCCMTN-40	August 23, 2024	1995	9.00	35	(2)
BCCMTN-52	August 23, 2024	1995	9.00	200	(2)
BCCMTN-56	August 23, 2024	1995	8.50	30	(2)
BCCMTN-62	August 23, 2024	1996	7.875	200	(2)
BCCMTN-82	August 23, 2024	1999	7.00	55	(2)
BCCMTN-63	June 9, 2026	1996	8.00	110	(2)
BCCMTN-64	December 4, 2026	1996	7.00	50	(2)
BCCMTN-74	December 4, 2026	1999	7.00	75	(2)
BCCMTN-65	June 9, 2027	1997	7.50	50	(2)
BCCD-W	November 19, 2027	1997	6.15	500	(2)
BCCMTN-70	August 17, 2028	1998	5.62	200	(2)
BCCD-X	June 18, 2029	1998	5.70	2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.861	250	(2)
BCCD-14	June 18, 2029	2007	5.15	200	(2)
BCCD-Z	June 18, 2031	2000	6.35	1,400	(2)

		Year of	Interest	Outstanding
Series	Date of Maturity	Issue	Rate	March 31, 2012		References
			(percent)	($ Millions)
BCCD-19	June 18, 2031	2008	5.00	200		(2)
BCCD-7	June 18, 2035	2004	5.40	500		(2)
BCCD-11	June 18, 2037	2006	4.70	1,500		(2)
BCCMTN-69	January 9, 2039	1998	5.75	150		(2)
BCCMTN-73	January 9, 2039	1998	6.00	65		(2)
BCCMTN-84	August 23, 2039	1999	6.30	200		(2)
BCCD-22	June 18, 2040	2009	4.95	2,300		(2)
BCCD-25	June 18, 2042	2010	4.30	3,450		(2)
BCCD-1	June 18, 2043	2003	5.25	150		(2)
BCCD-10	August 23, 2044	2004	5.75	120		(2)
BCCD-18	June 18, 2045	2008	4.60	50		(2)
BCCD-15	June 18, 2048	2007	4.90	547		(2)
BCCD-20	June 18, 2049	2008	4.60	20		(2)
BCCD-27	June 18, 2055	2012	3.5	130		(2)

Canada Pension Plan Investment
Board issues		1992 -2012	2.24-9.45	3,668		(2) (4)
Other				237		(6)
Short-term Promissory Notes				4,416
Total Issues in Canadian Dollars				$39,494

BCUSG-3	May 30, 2013	2003	4.30	500		(2) (5)
BCEMTN-22	October 28, 2013	1998	Floating	100		(3)
BCDUS-1	April 23, 2018	2008	4.25	200		(2)
BCUSD-2	January 15, 2026	1996	6.50	500		(2) (5)
BCUSD-3	September 1, 2036	1996	7.25	300		(2) (5)
BCUSD-4	June 15, 2015	2010	2.85	1,500		(2) (5)
BCUSG-5	May 18, 2016	2011	2.10	1,500		(2)(5)
BCUSG-6	September 22, 2021	2011	2.65	750		(2)(5)
Short-term Promissory Notes				1,654

Total Issues in U.S. Dollars *				US $	7,004
Exchange Premium (Including Hedge)				395

U.S. Issues at Canadian Dollar Equivalent				C $	7,399

BCSFR-5	December 27, 2017	2008	2.875	325		(1)
BCSFR-6	November 27, 2018	2009	2.875	275		(1)
BCSFR-7	April 18, 2030	2010	2.500	100		(1)
Total Issues in Swiss Francs **				CHF	700
Exchange Premium (Including Hedge)				54

Swiss Franc Issues at Canadian Dollar Equivalent **				C $	754

BCHKD-1	April 22, 2014	2009	2.81	527		(1)
Total Issues in Hong Kong Dollars **				HKD	527
Exchange Premium (Including Hedge)				(443)

Hong Kong Issues at Canadian Dollar Equivalent **				C $	84

BCEURO-1	November 8, 2038	2011	3.21	40		(1)
Total Issues in Euros**				EUR	40
Exchange Premium (Including Hedge)				16
Euro Issues at Canadian Dollar Equivalent **				C $	56

Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C$	47,787

*

Payable and expressed in U.S. dollars. Debt payable in US $6,777 million has been hedged to Cdn $7,173million, US$227 is unhedged. This balance was translated at the exchange rate prevailing at year-end.

**	Foreign currency debt other than U.S. has been fully hedged to Canadian dollars.

REFERENCES TO STATEMENTS OF DEBT

1)	Interest payable annually.
2)	Interest payable semi-annually.
3)	Interest payable quarterly.
4)

Pursuant to provisions for investment of Canada Pension Plan Investment Board Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPPIB issues).

5)	Callable by the issuer if taxation laws requiring additional payments are imposed or levied.
6)	Direct capital leases and Federal loans to the BC Immigrant Investment Fund.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2012

	Amount
	Outstanding
	March 31, 2012
	($ Millions)

Gross Direct Debt issued by the Province(1) (in Canadian Dollar Equivalents)		47,830

Less - Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—

British Columbia Housing Management Commission	141
British Columbia Hydro and Power Authority	12,965
British Columbia Institute of Technology	13
British Columbia Lottery Corporation	90
British Columbia Pavilion Corporation	150
British Columbia Transit	241
British Columbia Transmission Corporaton	—
British Columbia Transportation Financing Authority	6,406
College of the Rockies	3
Columbia Power Corporation	—
Douglas College	—
Okanagan College	5
Partnerships British Columbia	—
Rapid Transit Project 2000 Ltd.	—
School District 44	7
Selkirk College	—
Simon Fraser University	8
Thompson Rivers University	6
Transportation Investment Corporation	1,808
University of British Columbia	153
University of Northern British Columbia	15
University of Victoria	21
	22,054	22,054
Gross Direct Debt		25,776
Less — Unrealized Foreign Exchange losses	(1)
—Unamortized Discount	(56)
—Government Sinking Funds(1)	243
—Bonds held in the Consolidated Revenue Fund	—	188
Total Net Direct Debt		25,588
Gross Fiscal Agency Reloaned Debt		22,054
Less —Gross Fiscal Agency Debt		22,054
Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Add —Unamortized Discount/(Premium)	—	—
Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Gross Fiscal Agency Debt		22,054
Add — Unrealized Foreign Exchange Gains	66
— Unamortized Premiums	(35)
Less — Government Sinking Funds	1,248	1,147
Total Net Fiscal Agency Debt		20,907
Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		46,495
Less —Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—
Total Net Direct and Fiscal Agency Debt		46,495

(1)	In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

NET GUARANTEED DEBT

At March 31, 2012

				Amount
Issuer		Year of	Interest	Outstanding (1)
& Series	Year of Maturity	Issue	Rate	March 31/2012
			(percent)	(millions of
				Cdn. dollars)

British Columbia Hydro and Power Authority	2024	2004	5.54	10

Plus — Other Guaranteed Debt(2)				33
				43
Less — Provisions for Probable Payout				8
Total Net Guaranteed Debt				35

(1)	Total net of sinking funds and unamortized discount.
(2)	Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

NON-GUARANTEED DEBT

As At March 31, 2012

(millions of
Cdn. dollars)
Taxpayer-Supported Debt
BC Housing Management Commission	302
BC Immigrant Investment Fund	398
BC Pavilion Corporation	383
BC Transportation Financing Authority	890
Columbia Basin Trust	33
Homeowner Protection Office	0
Health facilities	1,156
Post-Secondary	488
Provincial Rental Housing	218
Schools	26
Other(1)	38
Total Taxpayer-Supported Non-Guaranteed Debt	3,932

Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	0
British Columbia Transmission Corporation	0
Columbia River Power Projects(2)	481
Post-Secondary institutions’ subsidiaries	173
Total Self-Supported Non-Guaranteed Debt	654

Total Non-Guaranteed Debt	4,586
Total Non-Guaranteed Debt	—

(1) Includes debt of the British Columbia Assessment Authority, British Columbia Public School Employees Association, Community Living British Columbia, Community Social Services Employer’s Association, Creston Valley Wildlife Management Authority Trust, Oil & Gas Commission, and Royal BC Museum.

(2) Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

As at March 31, 2012

The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding(1),(2)	Unamortized	Unrealized foreign	Sinking Fund	Oustanding
	Gross	Discount	exchange gains	Investments(2)	Net
	(in Millions of Cdn dollars)

Direct and Guaranteed Funded and Unfunded Debt of the Province	47,873	$(92)	$65	$1,491	$46,539
Plus: Non-Guaranteed Debt	3,680	26	—	—	3,654
Total Consolidated Funded Debt of the Public Sector of British Columbia	$51,553	$(66)	$65	$1,491	$50,193

(1)	Balance does not include the Provision for Probable Payout ($7 million).

(2)	In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

CANADIAN FOREIGN EXCHANGE RATE AND

INTERNATIONAL RESERVES

Recent highest and lowest exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2007	2008	2009	2010	2011

Highest	110.30	102.98	97.55	100.69	106.30

Lowest	84.19	76.88	76.53	92.18	93.83

On March 31, 2012, the noon spot rate for the U.S. dollar was 0.9991

Source: Bank of Canada

The total of Canada’s official international reserves on December 31, 2007 to 2011 is as follows:

December 31
2007	2008	2009	2010	2011
(US$ Millions)

$41,081	$43,872	$54,357	$57,151	$65,819

Source: Bank of Canada

(1)	US$32,826 million, US$167 million in gold, US$3,875 million in the International Monetary Fund Reserve, US$8,966 million in Special Drawing Rights and US$19,985 million in other foreign currencies.

TRADE BALANCE

Exports and Imports (all figures in nominal dollars):

Based on the provincial economic accounts 2010 estimates (November 2011), BC’s exports of goods and services totaled $75.9 billion during the 2010 calendar year. International exports comprised $43.7 billion (57.6%) of BC’s total exports, and represented 9.1% of Canada’s total international exports; while inter-provincial exports accounted for $32.2 billion (42.4%) of BC’s total exports. BC’s imports of goods and services totaled $93.4 billion, consisting of $51.3 billion (55.0%) international imports and $42.0 billion (45.0%) inter-provincial imports. BC’s international imports accounted for 10.1% of Canada’s total international imports. In 2010, BC registered a trade deficit of $17.4 billion, which consists of a $7.6 billion deficit in trade from abroad and a $9.8 billion deficit accruing from inter-provincial trade. In 2009, BC registered an overall trade deficit of $16.1 billion. BC had a $7.5 billion deficit in international trade in 2009, as well as an $8.6 billion deficit in inter-provincial trade.

International exports of goods originating from BC (computed by BC Stats using customs based data) were $32.8 billion in 2011, an increase of 14.0% compared to $28.7 billion in 2010. This increase was largely driven by a 24.9% increase in the value of energy product exports, while increases were also observed in the value of wood product exports (11.7%), and metallic mineral products (11.6%).

The United States remained BC’s principal international export market in 2011, accounting for 42.7% of the international exports of goods.

Source: Statistics Canada